                                                                    EXHIBIT 10.2

                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 31st day of December, 1997, is entered into by Globe Manufacturing Co., a Massachusetts corporation, with its principal place of business at 456 Bedford Street, Fall River, MA 02720 (the "Company"), and Americo Reis of Fall River, Massachusetts (the "Executive").

     The Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on January 1, 1998 (the "Commencement Date") and ending on December 31, 2000 (such period, as it may be extended, the "Employment Period"), unless sooner terminated in accordance with the provisions of Section 4.

     2. Title; Capacity. The Executive shall serve as Vice President - Operations or in such other position as the Company or its Board of Directors (the "Board") may determine from time to time. The Executive shall be based at the Company's headquarters in Fall River, Massachusetts, or such place or places in the continental United States as the Board shall determine. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board or such officer of the Company as may be designated by the Board.

     The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Executive acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

     3.   Compensation and Benefits.

          a. Base Salary. The Company shall pay the Executive, in installments payable at intervals in accordance with Company policy for senior executives, an annual base salary of $212,000 commencing on the Commencement Date. Such salary shall be subject to increase, but not decrease, from time to time thereafter as determined by the Board.

          b. Fringe Benefits. The Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its Executives, if any, to the extent that Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate. The Executive shall be entitled to no less than four weeks vacation during each year of his employment, such vacation to be taken at such times and intervals as shall be reasonably determined by the Executive. The Executive shall be entitled to holiday time and sick leave in accordance with the policy of the Company for senior executives.

          c. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.

     4.   Termination of Employment.

          4.1  Notice of Termination.

          (a) Any termination of the Executive's employment by the Company or by Executive (other than due to the death of the Executive or expiration of Employment Period) shall be communicated by a written notice to the other party hereto (the "Notice of Termination"), given in accordance with Section 9. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the "Date of Termination") shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 5 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than due to the Executive's death, or the date of the Executive's death, as the case may be.

          (b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive's or the Company's right hereunder.

          (c) Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause and must include a copy of a resolution of the Board providing for such termination adopted by the affirmative vote of two-thirds of all of the members of the Board.

          (d) Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the occurrence of the events or circumstances which constitutes Good Reason.

          4.2 Events of Termination. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

               (a) The expiration of the Employment Period (as it may be extended from time to time) in accordance with Section 1;

               (b) At the election of the Company, for Cause. For the purposes of this Agreement, Cause shall mean: (i) the Executive's intentional, willful and continuous failure to substantially perform his or her reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board which specifically identifies the manner in which the Board believes the Executive has not substantially performed the Executive's duties; or (ii) the Executive's intentional and willful engagement in illegal or dishonest conduct or gross misconduct.

               (c) The death or Disability of the Executive. For purposes of this Agreement, the term "Disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of 180 consecutive calendar days, to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

          (d) At the election of the Executive for Good Reason. For purposes of this Agreement, Good Reason shall mean the occurrence, without the Executive's written consent, of any of the events or circumstances set forth in clauses (i) through (v) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 4.1(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive).

               (i) any significant diminution in the Executive's duties, responsibilities or authority in effect immediately prior to the execution of this Agreement (the "Measurement Date");

               (ii) a reduction in the Executive's annual base salary as in the failure by the Company to (1) continue in effect any material compensation or benefit plan or program (a "Benefit Plan") in which the Executive participates or which is applicable to the Executive immediately prior to the Measurement Date, unless an equitable arrangement

(embodied in an ongoing substitute or alternative plan or reasonable cash compensation in lieu thereof) has been made with respect to such plan or program, (2) continue the Executive's participation in a Benefit Plan (or in such substitute or alternative plan or make reasonable cash compensation in lieu thereof) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, than the basis existing immediately prior to the Measurement Date or (3) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company's financial performance;

               (iii) a change by the Company in the location at which the Executive performs the Executive's principal duties for the Company to a new location that is either (1) outside a radius of 35 miles from the Executive's principal residence immediately prior to the Measurement Date or (2) more than 25 miles from the location at which the Executive performs his or her principal duties for the Company immediately prior to the Measurement Date, and which results in an increase in the Executive's daily commuting distance; or a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the Measurement Date;

               (iv) the failure of the Company to obtain the agreement, in a form reasonably satisfactory to the Executive, from any successor to the Company to assume and agree to perform this Agreement; or

               (v) any failure of the Company to pay or provide to the Executive any portion of the Executive's compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due, or any material breach by the Company of this Agreement.

     The Executive's right to terminate his or her employment for Good Reason shall not be affected by his or her incapacity due to physical or mental illness.

               (e)  By the Executive or Company at any time without cause.

     5.   Effect of Termination.

          5.1 Termination by Company Without Cause or by the Executive for Good Reason. If the Executive's employment with the Company is terminated by the Company pursuant to Section 4.2(a) or (e) or by the Executive for Good Reason, pursuant to Section 4.2(d) then the Executive shall be entitled to the following benefits:

               (a) the Company shall pay to the Executive in a lump sum within 15 days after the Date of Termination the sum of (A) the Executive's base salary through the Date of Termination, and (B) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid, (hereinafter referred to as the "Accrued Obligations");

               (b) the Company shall pay each month to the Executive, beginning on the date of the first normal executive payroll of the Company which occurs more than 30 days after the Date of Termination the amount equal to one-twelfth of the Executive's annual base salary as of the Measurement Date or as of the date immediately before the Date of Termination provided, however, such payments shall cease upon the Executive's death or upon the date the Employment Period would have expired, had the Executive not been terminated.

               (c) the Company shall pay the Executive, on or before 90 days after the end of the Company's fiscal year in which the Date of Termination occurs, the maximum amount the Executive would have been entitled to under the incentive plan for such fiscal year per any plan, policy, program or agreement, had the Executive's employment not been terminated.

               (d) for 36 full calendar months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide life, medical, dental, and health disability insurance benefits ("Insurance Benefit Plans") to the Executive and the Executive's family at least equal to those which would have been provided to them if the Executive's employment had not been terminated, in accordance with the applicable Insurance Benefit Plans in effect on the Measurement Date or, if more favorable to the Executive and his or her family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive comparable benefits under another employer-provided plan, on terms at least as favorable to the Executive and his or her family, then the benefits described in this clause (d) shall be reduced to the extent such other benefits are available to the Executive and his or her family; and

               (e) to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive's termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

          5.2 Resignation without Good Reason; Termination for Cause; Termination for Death or Disability. If the Executive terminates his or her employment with the Company pursuant to Section 4.2(e), or if the Executive's employment with the Company is terminated by the Company pursuant to Section 4.2(b), or by reason of the Executive's death or Disability, then the Company shall (a) pay the Executive (or his or her estate, if applicable), in a lump sum in cash within 15 days after the Date of Termination, the Accrued Obligations and (b) timely pay or provide to the Executive the Other Benefits.

     6. Indemnification. The Company shall indemnify and hold harmless the Executive from and against any and all damage, loss, liability or expense (including reasonable legal fees) arising out of or with respect to the performance of his duties hereunder in his capacity as an officer, director (if applicable) and employee of the Company to the maximum extent permitted under the laws of the Commonwealth of Massachusetts. The Executive shall notify the Company of any claim by any third party coming to his attention which may result in any liability on the Company's part. The Company shall have the right to conduct the defense against any such claim with counsel of its selection.

     7. Notice. All notices, instructions and other communications given hereunder or in correction herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to Globe Manufacturing Co., 456 Bedford Street, Fall River, MA 02720, Attention:
President, and to the Executive at the address listed on page 1 (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

     8.   Miscellaneous.

          8.1 Employment by Subsidiary. For purposes of this Agreement, the Executive's employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

          8.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          8.3 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

          8.4 Survival. The provisions of Section 8.9 shall survive the termination of this Agreement.

          8.5 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

          8.6 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

          8.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

          8.8 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

          8.9 Non-Competition Agreement. Nothing herein shall be deemed to supercede or amend the provisions of that certain Agreement between the Executive and the Company dated December 16, 1992, as amended, relating to non-competition, non-solicitation and intellectual property obligations of the Executive, which Agreement and which obligations shall remain in full force and effect.

          8.10 Entire Agreement. Except as provided Section 8.9 above, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including without limitation the employment agreement dated April 7, 1988 and amended December 22, 1992; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

          8.11 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                              GLOBE MANUFACTURING CO.


                              By: /s/ Thomas A. Rodgers, III
                                  -------------------------------

                              Title: President


                              EXECUTIVE:


                              /s/ Americo Reis
                              -----------------------------------

                              Name: Americo Reis